Exhibit 10.17

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

LICENSE AGREEMENT

This License Agreement (the “AGREEMENT”) is entered into this 12th day of November, 2002 (the “EFFECTIVE DATE”), by and between CeNes Pharmaceuticals, plc, a corporation organized and existing under the laws of the United Kingdom and having a principal place of business at Compass House, Vision Park, Chivers Way, Histon, Cambridge CB4 9ZR, England (hereinafter “CeNeS”) and Acorda Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware and having a principal place of business at 15 Skyline Drive, Hawthorne, NY  10532 (hereinafter “Acorda” or “LICENSEE”).

WHEREAS, CeNeS, by its acquisition of Cambridge NeuroScience, Inc., has exclusive rights under that certain license agreement, as amended, (the “Harvard License”) by and between Cambridge NeuroScience, Inc. and President and Fellows of Harvard College (“Harvard”), acting on its behalf and, pursuant to an inter-institutional agreement (the “Inter-Institutional Agreement”), acting on behalf of the Leland Stanford Junior College (“STANFORD”) pursuant to which Harvard licensed certain rights to Cambridge NeuroScience, Inc.;

WHEREAS, CeNeS and Acorda are parties to that certain license option agreement, as amended, pursuant to which CeNeS granted an option to Acorda to, among other things, obtain a sublicense of the rights granted by Harvard to Cambridge NeuroScience, Inc. pursuant and subject to the Harvard License (the “LICENSE OPTION AGREEMENT”)

WHEREAS, Acorda desires to exercise such option and to acquire a sublicense of such rights as set forth herein; and

WHEREAS, CeNeS desires to grant a sublicense of such rights as set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

As used in this AGREEMENT, the terms below shall have the following meanings:

1.1           “AFFILIATE” means any corporation, company, partnership, joint venture and/or firm that controls, is controlled by, or is under common control with either party.  As used in this Paragraph, the term “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%)

of the equity interest with the power to direct the management policies of such non-corporate entities.

1.2           “BIOLOGICAL MATERIALS” means the materials identified in Appendix B, attached hereto, together with any progeny, mutants, or derivatives thereof which are either supplied by CeNeS or are created by LICENSEE and are covered by a VALID CLAIM.

1.3           “IND” means an Investigational New Drug application as defined in the US. Food, Drug and Cosmetics Act and the regulations promulgated thereunder.

1.4           “LICENSED KNOW-HOW” means all unpatented know-how, trade secrets, information, data, methods, materials, techniques, reagents, cell lines, protein sequences or segments, and monoclonal antibodies, including without limitation, materials as described generally in Appendix C hereto, owned or controlled by CeNeS at any time during the term of the AGREEMENT that is necessary or useful to practice the PATENT RIGHTS or to research, develop, make, use or sell LICENSED PRODUCTS.

1.5           “LICENSED PRODUCTS” means: (a) PROTEIN PRODUCTS and NON-PROTEIN PRODUCTS that are covered by one or more VALID CLAIM(S) under the PATENT RIGHTS and (b) PROTEIN PRODUCTS and NON-PROTEIN PRODUCTS that incorporate some portion of BIOLOGICAL MATERIALS.

1.6           “NDA” means a New Drug Application as defined in the U.S. Food, Drug and Cosmetics Act and the regulations promulgated thereunder.

1.7           “NET SALES” means the amount billed, invoiced, or received (whichever occurs first) for SALES, leases or other transfers of LICENSED PRODUCTS, less:

(a)           customary trade, quantity and cash discounts or rebates and non-affiliated brokers’ or agents’ commissions actually allowed and taken;

(b)           amounts repaid or credited by reason of rejection, recall or return;

(c)           to the extent separately stated on purchase orders, invoices, or other documents of sale, tax levied on and/or other governmental charges made as to production, sale, transportation, delivery or use and paid by LICENSEE or a SUBLICENSEE; and

(d)           reasonable charges for freight, packaging and insurance costs incurred in the delivery of transportation or LICENSED PRODUCTS provided by third parties, if separately stated.

NET SALES also includes the fair market value of any non-cash consideration received by LICENSEE or SUBLICENSEES for the SALE, lease, or transfer of LICENSED PRODUCTS.

1.8           “NON-COMMERCIAL RESEARCH PURPOSES” means the use of PATENT RIGHTS and/or BIOLOGICAL MATERIALS for academic research or other not-for-profit scholarly purposes which are undertaken at a non-profit or governmental institution that does not use the PATENT RIGHTS and/or BIOLOGICAL MATERIALS in the production of manufacture of products for sale or the performance of services for a fee.  Such use shall not include (i) the right to use the subject matter of the PATENT RIGHTS in the production or manufacture of products for sale or for the performance of services for a fee, or (ii) the right to use the subject matter of the PATENT RIGHTS pursuant to a research funding or other agreement or collaboration with a third party entity as a consequence of which such third party entity is granted rights to commercialize products or services under the PATENT RIGHTS.

1.9           “NON-PROTEIN PRODUCTS” means products that are discovered, identified or developed through the use of material that is claimed or covered by a VALID CLAIM in the PATENT RIGHTS, as a target in a screening tool or otherwise, exclusive of PROTEIN PRODUCTS.

1.10         “PATENT RIGHTS” means the patents and patent applications listed on Appendix A attached hereto, including without limitation United States Serial No. 08/525,864, filed September 9, 1995, now United States Patent No. 5,912,326, along with the inventions described and/or claimed therein, and any divisionals, continuations, continuations-in-part (to the extent that a claim of such continuation-in-part is entitled to the priority date of at least one of the patents, applications, or disclosures identified in Appendix A), patents issuing thereon and reissues and reexaminations thereof, and any and all foreign patents and patent applications corresponding thereto, all to the extent that Harvard and/or STANFORD has an ownership or an interest in such PATENT RIGHTS.

1.11         “PROCEEDS” means the royalties actually received by Acorda from its SUBLICENSEES for NET SALES of LICENSED PRODUCTS that are NON-PROTEIN PRODUCTS.

1.12         “PROTEIN PRODUCT” means a product that is in whole or in part, composed of one or more proteins encoded by the growth factor gene nrg-2, or a fragment thereof, in whatever form including mutants, analogues, homologues or derivative forms thereof, that is covered by a VALID CLAIM in the PATENT RIGHTS.

1.13         “PUBLIC LAWS” means the US laws referred to as “Public Law 96-517” and “Public Law 98-620” and includes all amendments to such statutes.

1.14         “SOLD” and “SALE” means the sale, transfer, exchange or other commercial disposition of LICENSED PRODUCTS by LICENSEE, its AFFILIATES or SUBLICENSEES.  In case of doubt, SALES of LICENSED PRODUCTS shall be deemed consummated no later than receipt of payment from a third party for the applicable transaction involving such LICENSED PRODUCT.

1.15         “SUBLICENSE” means a grant by LICENSEE, either directly or indirectly (i.e., through multiple tiers of sublicenses) to a third party of sublicense to practice any of the rights granted to LICENSEE hereunder in accordance with this AGREEMENT.  Such third party shall be referred to as a “SUBLICENSEE” under this AGREEMENT.

1.16         “TERRITORY” means all countries and territories worldwide.

1.17         ‘VALID CLAIM” means (a) a pending claim of a patent application within the PATENT RIGHTS, which (i) has been pending under examination for less than seven (7) years, (ii) has been asserted in good faith, and (iii) has not been abandoned or finally rejected without the possibility of appeal or refiling; or (b) a claim of an issued or granted and unexpired patent within the PATENT RIGHTS, which has not been held unenforceable unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, which can no longer be appealed (i.e., within the time allowed or appeal), which has not been rendered, unenforceable through disclaimer or otherwise, which has not been abandoned, or which has not been lost through an interference proceeding.  A VALID CLAIM shall be defined as of each calendar half year ending June 30 and December 31.

ARTICLE II
Grant of Rights

2.1           CeNeS hereby grants to LICENSEE and LICENSEE accepts, subject to the terms an conditions hereof, an exclusive sublicensee under the PATENT RIGHTS and LICENSED KNOW-HOW in the TERRITORY to make and have made, use and have used, sell, offer for sale, have sold and import LICENSED PRODUCTS for the life of the PATENT RIGHTS.  Such sublicense shall include the right to grant further sublicenses through multiple tiers of sublicenses.

2.2           The granting and exercise of this license is subject to the following conditions:

(a)           Harvard’s “Statement of Policy in Regard to Inventions, Patents and Copyrights,” dated August 10, 1998 the PUBLIC LAWS, the Harvard’s obligations under the sponsored research agreement(s) referenced as Grant Nos. EY08397 and NS14506 from the National Institutes of Health.  Any right granted in this AGREEMENT greater than that permitted under the PUBLIC LAWS shall be subject to modification as may be required to conform to the provisions of those statutes.

(b)           Harvard’s reservation of the right to make and use, and to grant to not-for-profit third parties, non-exclusive licenses to use the subject matter described and claimed in the PATENT RIGHTS solely where the rights conferred by such non-exclusive license are explicitly limited to use that is for NON-COMMERCIAL RESEARCH PURPOSES, provided, that, in all such non-exclusive licenses granted under this paragraph 2.2(b),

Harvard shall include such limitation of use as provided in subparagraphs 2.9(i) and 2.9(ii) of the Harvard License, as amended.

(c)           LICENSEE shall use its best efforts to bring the subject matter of this AGREEMENT into commercial use as quickly as is reasonably possible.  This AGREEMENT is subject and subordinate to the terms and conditions of the Harvard License.

(d)           For as long as the sublicense rights granted in this AGREEMENT remain exclusive in the United States, LICENSEE shall cause any LICENSED PRODUCT produced for sale in the United States to be manufactured substantially in the United States.

2.3           All rights reserved to the United States Government and others under the Public Laws shall remain and shall in no way be affected by this AGREEMENT.

ARTICLE III
Diligence

3.1           LICENSEE shall, itself or through its AFFILIATES or SUBLICENSEES, use diligent efforts to effect introduction of LICENSED PRODUCTS into the commercial market as soon as practicable, consistent with sound and reasonable business practice and judgment; thereafter, until the expiration of this Agreement, LICENSEE shall endeavor to keep LICENSED PRODUCTS reasonably available to the public.  LICENSEE, its AFFILIATES or SUBLICENSEES shall make such efforts in the form of the actions (a) - (d) of this Section 3.1 (hereinafter referred to as “Diligence Milestones”).

(a)           within twenty-four (24) months of the EFFECTIVE DATE, commence exploratory studies leading to the validation of a specific therapeutic area of use for the growth factor gene nrg-2, therapeutic study areas may include, but are not limited to, central nervous system indications, congestive heart failure and cardiotoxicity secondary to chemotherapy with tyrosine kinase anti-neoplastic agents, and submit to CeNeS a due diligence report describing the exploratory studies;

(b)           within fifty-four (54) months of the EFFECTIVE DATE, file an IND for a LICENSED PRODUCT and shall provide written notice to CeNeS of such filing;

(c)           within eighty-four (84) months of the EFFECTIVE DATE, initiate human clinical trials for a LICENSED PRODUCT and shall provide written notice to CeNeS of such initiation; and

(d)           within one hundred twenty (120) months of the EFFECTIVE DATE, file a NDA for a LICENSED PRODUCT.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

3.2           In the event of a failure by LICENSEE, its AFFILIATES or SUBLICENSEES to meet a Diligence Milestone set forth above, and LICENSEE can demonstrate to CeNeS that it has made reasonable efforts to meet such milestone, CeNeS and LICENSEE shall negotiate in good faith and agree upon a reasonable extension for such milestone; provided that such extension shall be no less than twelve (12) months.  Additional extensions to the same Diligence Milestone may be granted, if needed, based upon the progress that has been made by LICENSEE to meet the unmet Diligence Milestone.

ARTICLE IV
Royalties

4.1           LICENSEE shall pay to CeNes a non-refundable license royalty fee in the sum of [**] within ten (10) days after execution date of this AGREEMENT.

4.2           (a)           LICENSEE shall pay to CeNeS during the term of this AGREEMENT a royalty of [**] of NET SALES of PROTEIN PRODUCTS by LICENSEE and its AFFILIATES and a royalty of [**] of the NET SALES of PROTEIN PRODUCTS by each SUBLICENSEE.

(b)           LICENSEE shall pay to CeNeS during the term of this AGREEMENT a royalty of [**] of NET SALES of NON-PROTEIN PRODUCTS by LICENSEE or its AFFILIATES.  In the case of SUBLICENSES, LICENSEE shall pay to CeNeS [**] of PROCEEDS received by LICENSEE from each such SUBLICENSEE in connection with NON-PROTEIN PRODUCTS.

(c)           The obligation to pay royalties to CeNeS under this AGREEMENT shall be imposed only once with respect to the same unit of LICENSED PRODUCT regardless of the number of pending or issued claims of the PATENT RIGHTS covering the applicable LICENSED PRODUCT or the amount of subject matter of the PATENT RIGHTS used in the development, manufacture or use thereof.

(d)           LICENSEE shall not be obligated to make any further royalty payments in a country for any LICENSED PRODUCT after the end of the period commencing on the date of the first commercial sale of the LICENSED PRODUCT in such country by LICENSEE, its AFFILIATEs or SUBLICENSEEs and ending on the date of expiration of the last VALID CLAIM of the PATENT RIGHTS covering the LICENSED PRODUCT actually used to make such LICENSED PRODUCT, in such country.

4.3           In the event a LICENSED PRODUCT is sold in the form of a combination product containing one or more active ingredients in addition to the LICENSED PRODUCT active ingredient (hereinafter “COMBINATION LICENSED PRODUCT”), then the applicable NET SALES for such COMBINATION

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

LICENSED PRODUCT, for purposes of calculating royalties due thereunder, will be adjusted by multiplying actual NET SALES of such COMBINATION LICENSED PRODUCT by the applicable fraction, determined as follows:

(a)           Unless Section 4.3(b), 4.3(c) or 4.3(d) applies below, the fraction A/(A+B) where A is the invoice price of the LICENSED PRODUCT, if sold separately, and B is the sum of the invoice price(s) of any other active component or components in the combination, if sold separately.

(b)           If, on a country-by-country basis, the other active component or components in the COMBINATION LICENSED PRODUCT are not sold separately in said country, the fraction shall be A/C where A is the invoice price of the LICENSED PRODUCTS if sold separately, and C is the invoice price of the COMBINATION LICENSED PRODUCT.

(c)           If, on country-by-country basis, the LICENSED PRODUCT is not sold separately in said country, the fraction shall be [1-(B/C)] where B is the invoice price sum of any other active components or components in the combination, if sold separately and C is the invoice price of the COMBINATION LICENSED PRODUCT.

(d)           If, on a country-by-country basis, neither the LICENSED PRODUCT nor the other active component or components of the COMBINATION LICENSED PRODUCT is sold separately in said country, the fraction shall be negotiated in good faith by the parties with the intention of agreeing upon a fair and equitable formula that reasonably reflects the relative value contributed by the LICENSED PRODUCT to the total value of the combination in the COMBINATION LICENSED PRODUCT, as compared to the other active ingredients therein.

4.4           For SALES between LICENSEE and its AFFILIATEs or SUBLICENSEEs for resale, the royalty shall be paid once on the NET SALEs of such resale to a third party by the AFFILIATE or SUBLICENSEE.

4.5           No later than January 1 of each calendar year after the EFFECTIVE DATE of this AGREEMENT, LICENSEE shall pay to CeNeS the following non-refundable license maintenance royalty and/or advance on royalties.  Such payments may be credited against the royalties due for that calendar year and Royalty Reports (as defined in Section 5.3(a)) shall reflect such a credit.  Such payments shall not be creditable against royalties due for any subsequent calendar year.  The first three (3) of such payments shall not be creditable against milestone payments but subsequent payments thereafter may be creditable against milestone or royalty payments.

January 1, 2003	$	[**]

January 1, 2004	$	[**]

January 1, 2005	$	[**]

January 1 of each additional year prior to the first to occur of (i) the termination date of this AGREEMENT; or (ii) expiration of the PATENT RIGHTS	$	[**]

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

4.6           LICENSEE shall pay to CeNeS the following non-refundable milestone payments upon achievement by LICENSEE, an AFFILIATE or SUBLICENSEE of the milestone events indicate below:

(a)           Upon the EFFECTIVE DATE:  $[**];

(b)           Upon initiation of the first human clinical trial of a LICENSED PRODUCT that is a PROTEIN PRODUCT:  $[**];

(c)           Upon initiation of the first Phase III human clinical trial of a LICENSED PRODUCT that is a PROTEIN PRODUCT:  $[**];

(d)           Upon filing the first New Drug Application (“NDA”) with the U.S. Food and Drug Administration for a LICENSED PRODUCT that is a PROTEIN PRODUCT:  $[**];

(e)           Upon being granted the first approval to market commercially a LICENSED PRODUCT that is a PROTEIN PRODUCT in the United States:  $[**]; and

(f)            Upon being granted the first approval to market commercially a LICENSED PRODUCT that is a PROTEIN PRODUCT in a country chosen from the group consisting of the United State, Canada, the United Kingdom, France, Germany, Italy, Spain, and Japan:  $[**].  For avoidance of doubt, in the event the first approval to market commercially a LICENSED PRODUCT that is a PROTEIN PRODUCT occurs in the United States, then LICENSEE shall nevertheless be obligated to pay both milestones (e) and (f) for a total payment of $[**] in connection with such approval.

For clarity, should a PROTEIN PRODUCT be abandoned by LICENSEE, its AFFILIATE or SUBLICENSEE for any reason following completion of any of milestones (b) through (e) but prior to completion of milestone (f), and LICENSEE commences development of a subsequent PROTEIN PRODUCT, then LICENSEE shall resume the milestone payments for such subsequent PROTEIN PRODUCT starting at the event subsequent to the event for which a milestone payment had already been paid.  Each milestone payment shall be paid only once by LICENSEE.

ARTICLE V
REPORTING

5.1           Diligence Milestones shall be reported according to the provisions of Section 3.1 of this AGREEMENT.

5.2           LICENSEE shall report to CeNeS the date of first Sale of each LICENSED PRODUCT in each country within thirty (30) days of occurrence.

5.3           (a)           LICENSEE shall submit to CeNeS within sixty (60) days after each calendar half year ending June 30 and December 31, a royalty report (“Royalty Report”) setting forth for such half year at least the following information:

(i)                  the number of LICENSED PRODUCTS sold by Licensee, its AFFILIATES And SUBLICENSEEs in each country;

(ii)                 total billings for such LICENSED PRODUCTS;

(iii)                deduction applicable to determine the NET SALES thereof;

(iv)                the amount of NET SALES by SUBLICENSEEs and PROCEEDS received by LICENSEE; and

(v)                 the amount of royalty due thereon, or, if no royalties are due to CeNeS for any reporting period, the statement that no royalties are due.

Each such Royalty Report shall be certified as correct by an officer of LICENSEE to the best of such officer’s knowledge, and shall include a detailed listing of all deductions from royalties.

(b)           LICENSEE shall pay to CeNeS with each such Royalty Report the amount of royalty due with respect to such half year.  If multiple technologies are covered by the license granted thereunder, LICENSEE shall specify which PATENT RIGHTS are practiced for each LICENSED PRODUCT included in the Royalty Report.

(c)           All payments due hereunder shall be deemed received when funds are credited to CeNeS’s bank account and shall be payable by check or wire transfer in United States dollars.  Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported the Wall Street Journal, Eastern Edition) on the last working day of each royalty period.  No transfer, exchange, collection or other charges shall be deduced from such payments.

(d)           All such reports shall be considered trade secrets of LICENSEE, and shall be maintained in confidence by CeNeS, except solely as required by law or by the terms of the Harvard License.

(e)           Late payments shall be subject to a charge of one and one-half percent (1.5%) per month, or $250, whichever is greater.

ARTICLE VI
Record Keeping

6.1           LICENSEE shall keep, and shall require its AFFILIATEs and SUBLICENSEEs to keep, accurate records (together with supporting documentation) of LICENSED PRODUCTS made, used or sold under this AGREEMENT, appropriate to determine the amount of royalties due to CeNeS hereunder.  Such records shall be retained for at least three (3) years following the end of the reporting period to which they relate.  They shall be available upon at least fifteen (15) business days’ prior written notice at any reasonable time during normal business hours not more often than once each calendar quarter for examination by an independent accountant selected by CeNeS, to whom Acorda or, if applicable, its AFFILIATEs or SUBLICENSEEs, have no reasonable objection, for the sole purpose of verifying reports and payments hereunder.  In conducting examinations pursuant to this Section, CeNeS’ independent accountant shall have access to all records that CeNeS reasonably believes to be relevant to the calculation of royalties under Article IV.  Such independent accountant an CeNeS shall treat as confidential and shall not use or disclose to any third party (except Harvard and STANFORD) any information acquired during the course of such examination.

6.2           Such examination by CeNeS’s independent accountant shall be at CeNeS’ expense, except that if such an examination shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall pay the cost of such examination as well as any additional sum that would have been payable to CeNeS had the LICENSEE reported correctly, plus interest on said sum at the rate of one and one-half percent (1.5%) per month.  If the independent account determines that there had been an overpayment by LICENSEE, LICENSEE shall be entitled to either a refund in the amount of such overpayment or a credit against any future payments to be made by LICENSEE under this AGREEMENT.

ARTICLE VII
DOMESTIC AND FOREIGN PATENT FILING AND MAINTENANCE

7.1           Upon execution of this AGREEMENT, LICENSEE shall be primarily responsible for the preparation, filing, prosecution and maintenance of any and all patent applications and patents included in PATENT RIGHTS, at its expense.  Notwithstanding the previous sentence, LICENSEE shall promptly furnish to CeNeS copies of all material documents pertaining to such preparation, filing, prosecution or maintenance, and CeNeS shall be given and opportunity to consult with LICENSEE as to the preparation, filing, prosecution and maintenance.

7.2           Harvard and LICENSEE shall cooperate fully in the preparation, filing, prosecution and maintenance of PATENT RIGHTS and of all patents and patent applications licensed to LICENSEE hereunder, executing all papers and instruments or requiring members of Harvard and/or STANFORD to execute such papers and instruments so as to enable LICENSEE to apply for, to prosecute and to maintain patent applications and patents in Harvard’s and STANFORD’s name in each country.  Each party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.

7.3           LICENSEE may elect to surrender its rights under the PATENT RIGHTS on a patent-by-patent basis in any country upon sixty-(60) days written notice to CeNeS.

ARTICLE VIII
ENFORCEMENT AND DEFENSE OF THE PATENT RIGHTS

8.1           With respect to any PATENT RIGHTS that are exclusively licensed to LICENSEE pursuant to this AGREEMENT, LICENSEE shall have the right to prosecute and defend its own name and at its own expense any infringement of a patent within PATENT RIGHTS, or any other type of litigation involving the subject matter of the PATENT RIGHTS.  CeNeS agrees to notify LICENSEE promptly of each infringement of such patents of which CeNeS is or becomes aware, and of each challenge to such patents of which CeNeS is or becomes aware.

8.2           (a)           If LICENSEE commences an action In accordance with Section 8.1 above, Harvard may to the extent permitted by law, and shall to the extent required by law so as to enable LICENSEE to enforce the exclusive rights granted to it by this AGREEMENT, join as a part in that action. Regardless of whether Harvard joins as a party, both Harvard and CeNeS shall cooperate fully with LICENSEE in connection with any such action.

(b)           If Harvard elects to join as a party pursuant to Section 8.2(a), Harvard shall jointly control the action with LICENSEE.

(c)           LICENSEE shall reimburse Harvard for any costs Harvard incurs, including reasonable attorneys’ fees, as part of an action brought by LICENSEE, whether or not Harvard becomes a party to such action.

8.3           If LICENSEE elects to commence an action as described above, LICENSEE may deduct from its royalty payments to CeNeS with respect to the patent(s) subject to suit an amount not exceeding fifty percent (50%) of LICENSEE’s expenses and costs of such action, including reasonable attorney’s fees and any reimbursements provided for under Section 8.2(c); provided, however, that such reduction shall not exceed fifty percent (50%) of the total royalty due to CeNeS with respect to the patent(s) subject to suit for each calendar year.  If such fifty percent (50%) of LICENSEE’s expenses and costs exceeds the amount of royalties deducted by LICENSEE for any calendar year, LICENSEE may to that extent reduce the royalties due to CeNeS from LICENSEE in succeeding calendar years, but never by more than fifty percent (50%) of the total royalty due in any one year with respect to the patent subject to suit.

8.4           No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of Harvard, and without the prior written consent of LICENSEE,  which consent shall not be unreasonably withheld by either of them.

8.5           Recoveries or reimbursements, from actions commenced pursuant to this Article VIII shall be distributed as follows: (i) each party shall first be reimbursed for any expenses and litigation costs incurred in the action (including any reimbursement provided by LICENSEE to Harvard pursuant to Section 8.2(c) to the extent not deducted from royalties pursuant to Section 8.3) and then to reimburse CeNeS for royalties deducted by LICENSEE pursuant to in Section 8.3; (ii) as to any remaining ordinary damages, LICENSEE shall deem such remaining damages as NET SALES in the fiscal quarter receives by LICENSEE and royalties on such amount shall be payable by LICENSEE to CeNeS accordingly; and (iii) as to any remaining special or punitive damages, LICENSEE shall receive an amount equal to 50% of its external expenses incurred in the action and the remainder of such special or punitive award shall be shared equally between the parties.

8.6           If LICENSEE elects not to exercise its right to prosecute an infringement of the . PATENT RIGHTS pursuant to this Article VIII within one hundred twenty (120) days after notification by CeNeS pursuant to Section 8.1 of any such infringement, CeNeS may do so at its own expense, controlling such action and retaining all recoveries therefrom. Notwithstanding the foregoing, CeNeS shall first consult with LICENSEE and give due consideration to LICENSEE’s reasons for not instituting actions to prosecute an infringement of the PATENT RIGHTS. If CeNeS decides to pursue such infringement, LICENSEE shall cooperate fully with CeNeS in connection with any such action.

8.7           If a declaratory judgment action is brought naming LICENSEE as a defendant and alleging invalidity of any of the PATENT RIGHTS, CeNeS may elect to join such action at its own expense; in all other respects such action shall be conducted as if it had been brought by LICENSEE pursuant to Sections 8.1, 8.2, 8.3 and 8.4 of this Article VIII.

ARTICLE IX
TERMINATION OF AGREEMENT

9.1           This AGREEMENT, unless earlier terminated as provided herein, shall remain in effect until the last patent, patent application, or claim included in PATENT RIGHTS has expired, been abandoned or been held finally rejected or invalid (the “TERM”).

9.2           Except as provided in paragraphs 9.3(a) and 9.3(b) below, either party shall have the right to terminate this AGREEMENT if the other party defaults in the performance of a material obligation under this AGREEMENT and the default has not been remedied within ninety (90) days after the date of notice in writing of such default by the party specifying such breach and seeking termination.

9.3           CeNeS may terminate this AGREEMENT immediately under the following circumstances:

(a)           If LICENSEE defaults in its obligations under Sections 11.6(a) and 11.6(b), provided, that CeNeS provides written notice to LICENSEE of the default and LICENSEE fails to cure such default within thirty (30), days; or

(b)           if CeNeS determines that the AGREEMENT should be terminated due to the failure of LICENSEE to meet a Diligence Milestone by the expiration of an extension pursuant to Section 3.2, and if, in CeNeS’ reasonable judgment, a further extension pursuant to Section 3.2 would be unlikely to result in LICENSEE being able to meet such Diligence Milestone.

9.4           If Harvard terminates the Harvard License because CeNeS becomes insolvent, makes an assignment for the benefit of creditors, or has a petition in bankruptcy filed for or against it, Harvard shall, upon LICENSEE’s written request, enter into a direct license with LICENSEE for the PATENT RIGHTS under the same terms as those in this AGREEMENT.

9.5           This AGREEMENT shall, at LICENSEE’s written request, be assigned to Harvard upon termination of the Harvard License. CeNeS shall provide prompt written notice to LICENSEE if Harvard gives notice that it intends to terminate the Harvard License for breach, and LICENSEE may engage in actions to cure such breach to avoid such termination or else may effect an assignment of this AGREEMENT to Harvard upon termination of the Harvard License.

9.6           LICENSEE shall have the right to terminate this AGREEMENT upon ninety (90) days advance written notice of termination to CeNeS, such termination to be effective on the last of such ninety (90) days (the “Termination Date”).  LICENSEE shall submit a final Royalty Report to CeNeS, and pay any and all amounts due hereunder, including, without limitation, all royalty payments and unreimbursed patent expenses, within thirty (30) days following the Termination Date.

9.7           The license to LICENSEE set forth in Section 2.1 shall continue after any termination or expiration of this AGREEMENT as set forth in this Section 9.7.  If this AGREEMENT expires pursuant to Section 9.1, then LICENSEE shall thereafter retain a nonexclusive, perpetual, royalty-free, worldwide license, with the full right to sublicense, under the PATENT RIGHTS and LICENSED KNOW-HOW to practice such technology and rights for all purposes. If this

AGREEMENT is terminated by LICENSEE pursuant to Section 9.2, then LICENSEE, in its sole discretion, may elect to retain the exclusive license granted in Section 2.1, subject to the payment of the royalties otherwise due under Section 4.2.

9.8           Articles I and X, and Sections 2.3, 5.3(e), 9.7, 9.8, 11.1, 11.2, 11.4, 11.5, 11.7 and 11.9 of this AGREEMENT shall survive termination.

ARTICLE X
CONFIDENTIALITY

10.1         Treatment of Confidential Information.  Except as otherwise provided hereunder, during the term of this AGREEMENT and for a period of five (5) years thereafter:

(a)           CeNeS, its AFFILIATES and SUBLICENSEES shall retain in confidence and use only for purposes of this AGREEMENT, any written information and data supplied by LICENSEE to CeNeS under this AGREEMENT and marked as proprietary or confidential; and

(b)           LICENSEE shall retain in confidence and use only for purposes of this AGREEMENT, any written information and data supplied by CeNeS to LICENSEE under this AGREEMENT and marked as proprietary or confidential.

For purposes of this AGREEMENT, all such information and data which a party is obligated to retain in confidence shall be called “Information.”  Any written information, materials or data relating to NRG-2 disclosed by one party to the other party pursuant to the LICENSE OPTION AGREEMENT and the Confidentiality Agreement entered into as of July 23, 2001 shall be deemed Information under this AGREEMENT.

10.2         Permitted Disclosure. To the extent that it is reasonably necessary to fulfill its obligations or exercise its rights under this AGREEMENT, or any rights which survive termination or expiration hereof, each party may disclose Information to its AFFILIATES, SUBLICENSEES, consultants, outside contractors and clinical investigators on condition that such entities or persons agree:

(a)           to keep the Information confidential for at least the same time periods and to the same extent as each party is required to keep the Information confidential and

(b)           to use the Information only for such purposes as such parties are authorized to use the Information.

Each party, its AFFILIATES or SUBLICENSEES may disclose Information to regulatory authorities to the extent that such disclosure is necessary for the prosecution and enforcement of patents, authorizations to conduct clinical trials or commercialization of LICENSED PRODUCTS, provided that such party is otherwise entitled to engage in such activities under this AGREEMENT. Each party, its AFFILIATES or SUBLICENSEES may disclose Information to the government or a court of competent jurisdiction, provided that such disclosing party (a) provides the other party with adequate notice of the required disclosure, (b) cooperates with the other party’ s efforts to protect its Information with respect to such disclosure and (c) takes all reasonable measures requested by the other party to challenge or to modify the scope of such required disclosure. CeNeS may disclose Information to Harvard and Stanford to the extent such disclosure is required pursuant to CeNeS’ s obligations under the Harvard License.

10.3         The obligation under Section 10.1 not to use or disclose Information shall not apply to any part of such Information that the recipient party can establish by competent written proof:

(a)           is or becomes patented, published or otherwise part of the public domain, other than by unauthorized acts of the party obligated not to disclose such Information (for purposes of this Article 10 (the “Receiving Party”), its AFFILIATES or SUBLICENSEES in contravention of this AGREEMENT;

(b)           is disclosed to the Receiving Party, its AFFILIATES or SUBLICENSEES by a third party provided that such Information was not obtained by such third party directly or indirectly from the other party under this AGREEMENT;

(c)           prior to disclosure under this AGREEMENT, was already in the possession of the Receiving Party, its AFFILIATES or SUBLICENSEES, provided that such Information was not obtained directly or indirectly from the other party under this AGREEMENT;

(d)           results from the research and development by the Receiving Party, its AFFILIATES or SUBLICENSEES, independent of disclosures from the other party of this AGREEMENT, provided that the persons developing such information have not had exposure to the Information received from the disclosing party; or

(e)           CeNeS and LICENSEE agree in writing may be disclosed.

10.4         Confidential Nature of the Terms of Agreement. Except as expressly provided herein, CeNeS and LICENSEE each agrees not to disclose any terms of this AGREEMENT to any third party without the consent of the other party; provided, however, that disclosures may be made as required by securities or other applicable laws, or to actual or prospective investors, corporate partners or acquirers, or to a party’s accountants, attorneys, and other professional advisors who agree to appropriate confidentiality provisions to protect such terms from disclosure or improper use.

ARTICLE XI
GENERAL

11.1         CeNeS Representations and Warranties. CeNeS represents and warrants that;

(a)           (a) its obligations under this AGREEMENT are not in conflict with any prior commitments or obligations to any third party; that it has all requisite power and authority to enter into this AGREEMENT; and that all corporate action necessary to authorize its execution and delivery of this AGREEMENT has been duly taken;

(b)           it has the right to grant the rights granted in this AGREEMENT and perform the obligations set forth herein;

(c)           it and its Affiliates have not granted to any third party any license, option or other rights under the Patent Rights and to its knowledge, the Harvard License is in full force and effect;

(d)           to its knowledge, there are no facts or circumstance which would render any, of the Patent Rights invalid or unenforceable; and

(e)           to its knowledge, there is no interference action, opposition, reissue or reexamination proceeding, or any intellectual property litigation pending before any patent office or court concerning any of the Patent Rights.

11.2         CeNeS does not warrant the validity of the PATENT RIGHTS licensed hereunder and makes no representations whatsoever with regard to the scope of the licensed PATENT RIGHTS or that such PATENT RIGHTS may be exploited by LICENSEE, an AFFILIATE or SUBLICENSEE without infringing other patents.

11.3         Acorda Representations and Warranties. Acorda represents and warrants that its obligations under this AGREEMENT are not in conflict with any prior commitments or obligations to any third party; that it has all requisite power and authority to enter into this AGREEMENT; and that all corporate action necessary to authorize its execution and delivery of this AGREEMENT has been duly taken.

11.4         CeNeS EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PATENT RIGHTS, INFORMATION SUPPLIED BY CeNeS OR LICENSED PRODUCTS CONTEMPLATED BY THIS AGREEMENT.

11.5         Indemnification by LICENSEE.

(a)           LICENSEE shall indemnify, defend and hold harmless CeNeS, Harvard and STANFORD and their current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “CeNeS Indemnitees”), against any liability, damage, loss or expenses (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the CeNeS Indemnitees or any of them in connection with any third party claims, suits, actions, demands or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any product, process or service made, used or sold by LICENSEE, its AFFILIATES or SUBLICENSEES pursuant to any right or license granted under this AGREEMENT.

(b)           CeNeS shall indemnify, defend and hold harmless LICENSEE, its AFFILIATES, directors, officers, agents, contractors, SUBLICENSEES and employees (collectively, the “LICENSEE Indemnitees”); against any -liability, damage, loss or expenses (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the LICENSEE Indemnitees or any of them in connection with (1) any third party claims, suits, actions, demands or judgments arising out of any breach of Section 11.1 by CeNeS or (ii) LICENSEE’S actions pursuant to Section 9.5.

(c)           LICENSEE shall, at its own expense, provide attorneys reasonably acceptable to CeNeS, Harvard and STANFORD to defend against any actions brought or filed against any Indemnitee hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

11.6         (a)           Beginning at the time any such product, process or service is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by LICENSEE, its AFFILIATE, SUBLICENSEE or agent of LICENSEE, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the CeNeS Indemnitees as additional insureds. During clinical trials of any such product, process or service, LICENSEE shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as CeNeS, Harvard or STANFORD shall require, naming the CeNeS Indemnitees as additional insureds. Such commercial general liability insurance shall provide: (i) product liability coverage; and (ii) broad form contractual liability coverage for LICENSEE’s indemnification under this AGREEMENT. If LICENSEE elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to CeNeS, Harvard and the Risk Management Foundation of the Harvard Medical Institutions, Inc. in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of LICENSEE’s liability with respect to its indemnification under this AGREEMENT.

(b)           LICENSEE shall provide CeNeS and Harvard with written evidence of such insurance upon request of CeNeS or Harvard. LICENSEE shall provide CeNeS with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if LICENSEE does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, CeNeS and/or Harvard shall have the right to terminate this AGREEMENT on written notice.

(c)           LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this AGREEMENT during: (i) the period that any product, process, or service, relating to, or developed pursuant to, this AGREEMENT is being commercially distributed or sold by LICENSEE, SUBLICENSEE, AFFILIATE or agent of LICENSEE; and (ii) a reasonable period after the period referred to in Subsection (c)(i) above which in no event shall be less than ten (10) years.

11.7         Use of Name. LICENSEE shall not use CeNeS’s, Harvard’s nor STANFORD’s name or insignia, nor any adaptation thereof, nor the name of any of Harvard’s or STANFORD’s inventors, in any advertising, promotional or sales literature without the prior written approval of CeNeS, Harvard or STANFORD, respectively.

11.8         This AGREEMENT may not be transferred without the prior written consent of CeNeS and Harvard in each instance, which consent shall not be unreasonably withheld or delayed. The preceding sentence notwithstanding, Licensee shall have the right to transfer or assign this AGREEMENT and the rights granted hereunder in whole or in part to any person or corporation succeeding to its business as a result of sale, consolidation, reorganization, or otherwise, provided such assignee, person, or corporation shall, without delay, accept in writing the provisions of this AGREEMENT and agree to become in all material respects bound thereby in the place and stead of LICENSEE.  This AGREEMENT shall be binding upon the respective successors, legal representatives and assignees of CeNeS, Harvard and of LICENSEE.

11.9         The interpretation and application of the provisions of this AGREEMENT shall be governed by the laws of the state of New York and the United-States of America.

11.10       LICENSEE shall comply with all applicable laws and regulations in connection with the exercise of its rights hereunder. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is, subject to United States laws and regulations controlling the export of such. commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations among other things, prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE hereby agrees and gives written assurance that it will comply with all United States laws and regulations controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by LICENSEE or its AFFILIATES or sublicensees, and that it will defend and hold CeNeS, Harvard and STANFORD harmless in the event of any legal action of any nature occasioned by such violation.

11.11       LICENSEE agrees: (i) to use reasonable efforts to obtain all regulatory approvals required for the manufacture and sale of LICENSED PRODUCTS; and (ii) to utilize appropriate patent marking on such LICENSED PRODUCTS. LICENSEE also agrees to register or record this AGREEMENT as is required by law or regulation in any country where the license is in effect.

11.12       Any notices to be given here under shall be sufficient if signed by the party (or, party’s attorney)giving same and either: (i) delivered in person; (ii) mailed certified mail, postage prepaid, return receipt requested; or (iii) faxed to other party if the sender has evidence of successful transmission and if the sender promptly sends the original by ordinary mail, in any event to the following addresses:

If to Acorda:

Acorda Therapeutics, Inc.
15 Skyline Drive
Hawthorne, NY 10532
Attn: President and Chief Executive Officer

with a copy to:

Acorda Therapeutics, Inc.
15 Skyline Drive
Hawthorne, NY 10532
Attn. Harold Safferstein, Vice President, Business Development

If to CeNeS:

CeNeS Pharmaceuticals plc
Compass House
Vision Park
Chivers Way
Histon, Cambridge CB4 9ZR
England
Attn: Neil Clark, Chief Operating Officer and Finance Director

By such notice either party may change their address for future notices. Notices delivered in person shall be deemed given on the date delivered. Notices sent by fax shall be deemed given on the date faxed. Notices mailed shall be deemed given on the date postmarked on the envelope.

11.13       Should a court of competent jurisdiction later hold any provision of this AGREEMENT to be invalid, illegal, or unenforceable, and such holding is not reversed on appeal, it shall be considered severed from this AGREEMENT. All other provisions, rights and obligations shall continue without regard to the severed provision, provided that the remaining provisions of this AGREEMENT are in accordance with the intention of the parties.

11.14       This AGREEMENT constitutes the entire understanding between the parties and supersedes all written and prior agreements or understandings with regards to the subject matter hereof except that any confidential information disclosed pursuant to the LICENSE OPTION AGREEMENT shall be deemed Information of this AGREEMENT. Neither party shall be obligated by any condition or representation other than those expressly stated herein or as may be subsequently agreed to by the parties hereto in writing.

11.15       LICENSEE’S relationship with CeNeS shall be that of a licensee only. Neither party shall, be considered to be an employee or agent of the other, nor shall this Agreement constitute, create or in any way be interpreted as a joint venture, partnership or formal business organization of any kind. In that respect, neither party shall have the authority to execute any agreement on behalf of the other party, nor shall, either party have any authority to negotiate any agreement, except as the other party may expressly direct in writing.

11.16       This AGREEMENT maybe executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument:

IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed by their duly authorized representatives.

CeNeS Pharmaceuticals PLC		Acordia Therapeutics, Inc.

By:	/s/ Neil Clark	By:	/s/ Harold T. Safferstein

Print Name:	Neil Clark	Print Name:	Harold T. Safferstein

Title:	Finance Director	Title:	VP Business Development

APPENDIX A

LAHIVE AND, COCKFIELD CASES

•      US Patent Application serial number 08/525,864 filed September 8,1995 entitled “Cerebellum-Derived Growth Factors and Uses Related Thereto”

•      PCT Patent Application serial number PCT/US96/14484 filed September 9,1996 entitled “Cerebellum-Derived Growth Factors, and Uses Related Thereto,”. designating Australia, Canada, EPO, Japan and South Korea

•      U.S. Patent Number 5,912,326
Cerebellum-Derived Growth Factors
Inventor: Han Chang
Filed September 8, 1995
Issued June 15, 1999

•      European Patent Application Number 96 93 2981.2
Cerebellum-Derived Growth Factors. and Uses Related Thereto
Filed September 9,1996

•      Canadian Patent Application Number 2,228,590
Cerebellum-Derived Growth Factors and Uses Related Thereto
Filed September 9,1996

•      Australian Patent Application Number 71563/96
Cerebellum-Derived Growth Factors and Uses Related Thereto
Filed September 9, 1996

•      Japanese Patent Application Serial Number 9-511448
Cerebellum-Derived Growth Factors and Uses Related Thereto
Filed September 9, 1996

•      South Korean Patent Application Serial Number 701775/98
Cerebellum-Derived Growth Factors and Uses. Related Thereto
Filed September 9,1996

CLARK & ELBING CASES

•      United States. Patent Application Serial Number 60/206,495
nrg-Z nucleic acid Molecules, polypeptides, and diagnostic and therapeutic methods
Filed 23-May-2000

•      United States Patent Application Serial Number 09/864,675
nrg-2 nucleic acid molecules, polypeptides, and diagnostic and therapeutic methods
Filed May 23.2001.

•      PCT Patent Application Serial Number US01/16896
nrg-2 nucleic add molecules, polypeptides, and diagnostic and therapeutic methods
Filed May 23 2001.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

APPENDIX B

The following. comprise BIOLOGICAL MATERIALS supplied by Stanford:

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